UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016

GREENESTONE HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5734 Yonge Street, Suite 300 North York, Ontario, Canada M2M 4E7
(Address of principal executive offices)

(416) 222-5501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2016, GreeneStone Healthcare Corporation, a Colorado corporation (“GreeneStone”), through its wholly owned subsidiary Delray Andrews RE, LLC, a Florida limited liability company (“Andrews” and, together with GreeneStone, the “Company”), entered into a commercial real estate contract with NW First & Third of Delray, LLC (the “RE Contract”), for the purchase of certain real property located at 239-24 NW 1st Avenue and 18-20 NW 3rd Street, Delray Beach, Florida 33444 (the “Property”) as well as certain personal property named therein (together with the Property, the “Transaction”).

The purchase price for the Transaction is $1,300,000, which is being funded by (i) a purchase money first mortgage, with a one-year term, in the amount of $550,000 at 5% per annum payable at $2,700 per month with a one year balloon payment; and (ii) $750,000 in cash. The Company has deposited $20,000 in escrow and will deposit an additional $30,000 in escrow within 10 days.

The closing of the Transaction is anticipated to be September 15, 2016 and is contingent upon the closing of an asset purchase agreement, dated May 17, 2016, between Greenestone, through its wholly-owned subsidiary Seastone Delray Healthcare, LLC, and the seller named therein, as well as its related agreements. In the event the Property is used by the Company prior to such closing, the Company will operate the Property pursuant to a triple net lease at a rate of $5,000 per month.

Item 9.01 Financial Statements And Exhibits

The following exhibits are furnished with this report:

Exhibit No.	Exhibit Description

10.1	Commercial Real Estate Contract, dated June 23, 2016, between Delray Andrews RE, LLC and NW First & Third of Delray, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENESTONE HEALTHCARE CORPORATION

Date: June 29, 2016	By:	/s/ Shawn E. Leon
Name: Shawn E. Leon
Title: Chief Executive Officer